Exhibit 99.1

News Release

Magma Design Automation Authorizes Common Share Repurchase Program

SAN JOSE, Calif., Feb. 21, 2008 — Magma Design Automation, Inc. (Nasdaq: LAVA), a provider of chip design software, today announced that its Board of Directors has approved a stock buy-back program authorizing Magma to purchase up to $20 million of its common stock. Any repurchases will be done on the open market at prevailing market prices or in privately negotiated transactions from time to time based upon market and business conditions. The buy-back program may be suspended or discontinued at any time, and will be funded using Magma’s available cash.

About Magma

Magma’s software for designing integrated circuits (ICs) is used to create complex, high-performance chips required in cellular telephones, electronic games, WiFi, MP3 players, DVD/digital video, networking, automotive electronics and other electronic applications. Magma’s EDA software for IC implementation, analysis, physical verification, circuit simulation and characterization is recognized as embodying the best in semiconductor technology, enabling the world’s top chip companies to “Design Ahead of the Curve”™ while reducing design time and costs. Magma is headquartered in San Jose, Calif., with offices around the world. Magma’s stock trades on Nasdaq under the ticker symbol LAVA. Visit Magma Design Automation on the Web at www.magma-da.com.

Forward-Looking Statements

Statements in this press release may be considered forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the possibility that Magma may repurchase its shares under the repurchase program. Actual results may differ materially from those set forth in the forward-looking statements in this press release. Factors that could affect these forward-looking statements include, but are not limited to: changes in the level of Magma’s cash resources and the company’s planned uses of such resources; changes in the company’s stock price; and developments in the business that could increase the company’s cash needs. These and other risks are discussed in the Magma’s reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Magma undertakes no duty to update these forward-looking statements.

Magma is a registered trademark and “Design Ahead of the Curve” is a trademark, of Magma Design Automation Inc. All other product and company names are trademarks or registered trademarks of their respective companies.

# # #

LAVA-F

Contacts:

Magma Design Automation Inc. Monica Marmie Director, Marketing Communications (408) 565-7689 monical@magma-da.com	Milan G. Lazich Vice President, Corporate Marketing (408) 565-7706 milan.lazich@magma-da.com